UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 14, 2011

Behringer Harvard Short-Term Opportunity Fund I LP
(Exact Name of Registrant as Specified in Its Charter)

Texas	000-51291	71-0897613
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas 75001
(Address of principal executive offices)
(Zip Code)

(866) 655-1610
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.0                      Entry into a Material Definitive Agreement.

Behringer Harvard Short-Term Opportunity Fund I LP (which may be referred to as the “Fund,” “we,” or “our”) and Behringer Harvard Holdings, LLC (“Behringer Harvard Holdings”) are currently parties to the Fourth Amended and Restated Unsecured Promissory Note (the “Note”) dated November 13, 2009, pursuant to which the Fund, subject to approval by Behringer Harvard Holdings as the lender, can borrow up to $40 million.  The Note is unsecured, bears interest at a rate of 5% per annum, and has a maturity date of November 13, 2012.  Effective as of December 31, 2010, the Fund and Behringer Harvard Holdings have entered into a Forgiveness of Indebtedness Agreement, pursuant to which Behringer Harvard Holdings has forgiven the most recently borrowed $2.8 million in principal amount and accrued interest thereon under the Note.  The current remaining balance under the Note as of December 31, 2010 is approximately $11.1 million, and all other terms and conditions of the Note remain unchanged.

Item 2.02                    Results of Operation and Financial Condition

The information set forth in Item 7.01 of this Current Report on Form 8-K is hereby incorporated by reference.

Item 7.01                    Regulation FD Disclosure.

ESTIMATED VALUE PER LIMITED PARTNERSHIP UNIT

The limited partnership agreement of Behringer Harvard Short-Term Opportunity Fund I LP (which may be referred to as the “Fund,” “we,” or “our”) requires that the Fund’s general partners provide its limited partners annually an estimate of value of the value of the Fund’s limited partnership units.  As of December 31, 2009, Behringer Harvard Advisors II, LP, the Fund’s co-general partner (the “General Partner”) estimated a value of $6.45 per limited partnership unit.

In connection with this valuation process, on January 14, 2011 the General Partner estimated a value of $6.48 per limited partnership unit as of December 31, 2010.  As with any valuation methodology, the General Partner’s methodology is based upon a number of estimates and assumptions that may not be accurate or complete.  Different parties with different assumptions and estimates could derive a different estimated value per unit, and these differences could be significant.  The estimated value per unit does not represent the fair value according to generally accepted accounting principles (“GAAP”) of the Fund’s assets less its liabilities, nor does it represent the amount the Fund’s units would trade at on a national securities exchange.

As part of the General Partner’s valuation process, and as required by the Fund’s limited partnership agreement, the General Partner has obtained the opinion of an independent third party, Robert A. Stanger & Co., Inc., that the estimated valuation is reasonable and was prepared in accordance with appropriate methods for valuing real estate.  Robert A. Stanger & Co., founded in 1978, is a nationally recognized investment banking firm specializing in real estate, REITs and direct participation programs such as the Fund.

Methodology

The Fund’s goal in calculating an estimated value per unit is to arrive at a value that is reasonable and supportable using what the General Partner deems to be appropriate valuation methodologies, in accordance with the valuation methodology required by the Fund’s limited partnership agreement.  The following is a summary of the valuation methodologies used by the General Partner.

Investments in Real Estate: The General Partner estimated the value of the Fund’s investments in improved operating real estate for purposes of calculating an estimated value per unit by using a 10-year discounted cash flow analysis.  The General Partner estimated the value of development assets by reviewing estimated periods to sell such assets or residential units in those developments, reviewed comparable sales in the markets in which the properties are located, and then used an applicable discount rate.  The General Partner estimated the value of raw land by reviewing comparable sales, tax rolls and current appraisals.  The General Partner also reviewed appraisals of various properties.

The General Partner used internally prepared cash flow estimates, terminal capitalization rates within historical average ranges and discount rates that fall within ranges the General Partner believes are used by similar investors.  The capitalization rate ranges and discount rate ranges were obtained from third-party service providers and the capitalization rate ranges were gathered for specific metro areas and applied on a property-by-property basis.  The cash flow estimates, capitalization rates and discount rates for each property were selected by the real estate professionals at the General Partner based on their expertise in managing commercial real estate.

The General Partner believes that these valuation methodologies are among those that are industry standard and acceptable valuation methodologies.  The estimated values for the Fund’s investments in real estate may not represent current market values or fair values as determined in accordance with GAAP.  Real estate is currently carried at its amortized cost basis in the Fund’s financial statements, subject to any adjustments applicable under GAAP.

The estimated value per unit of the Fund’s limited partnership units does not reflect a liquidity discount for the fact that its units are not currently traded on a national securities exchange, a discount for the non-assumability or prepayment obligations associated with certain of the Fund’s debt, or a discount for partnership overhead and other costs that may be incurred, including any costs of any sale of the Fund’s assets.  Different parties using different assumptions and estimates could derive a different estimated value per unit, and these differences could be significant.  The markets for real estate can fluctuate and values are expected to change in the future.

Limitations of Estimated Value Per Unit

The estimated value per unit set forth above will first appear on the Fund’s investor account statements for the fourth quarter of 2010.  In addition, as of January 18, 2011, the Fund will report this estimated value per unit to fiduciaries of retirement plans preparing annual valuation statements and input the estimated value in the data system used by the Fund that provides information to its investors and to broker dealers who have customers who have invested in the Fund’s units.

As with any valuation methodology, the General Partner’s methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per unit.  Accordingly, with respect to the estimated value per unit, the Fund can give no assurance that:

•	a unit holder would be able to resell his or her units at this estimated value;
•
a unit holder would ultimately realize distributions per unit equal to the Fund’s estimated value per unit upon liquidation of the Fund’s assets and settlement of its liabilities or a sale of the Fund;

•	the Fund’s units would trade at the estimated value per unit on a national securities exchange; or
•	the methodology used to estimate the Fund’s value per unit would be acceptable to FINRA or under ERISA for compliance with their respective reporting requirements.

Further, the estimated value per unit has been determined as of December 31, 2010.  The value of the Fund’s units will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to the real estate and finance markets.  As contemplated by the Fund’s limited partnership agreement, the General Partner intends to update its estimated value per unit annually but does not intend to make any attempt to establish any estimated valuations of the Fund’s units in the interim.  There is no assurance as to the extent to which the current estimated valuation should be relied upon for any purpose after its effective date regardless that it may be published on any statement issued by the Fund or otherwise.

The new estimated valuation reflects the current challenging economic climate that continues to severely impact the real estate markets.  Lease rates for office properties have continued to fall as businesses’ demand for space has declined and unemployment remains high.  With the discounted cash flow valuation methodologies that the general partner uses in its estimated valuation, a decrease in lease rates at these office properties directly affects the assumptions used by the general partner, and adversely impacts their estimated valuation.  In addition, the Plaza Skillman property’s placement into receivership negatively affected the Fund’s estimated valuation.  However, it is important to note that all of the debt related to Plaza Skillman is nonrecourse to the Fund.

Not all portfolio assets experienced erosion in their valuations during 2010.  For example, the estimated valuation of The Palomar Hotel and Residences in Dallas improved, as the hotel continued to benefit from improving conditions in the hospitality industry and the available retail space and available condominiums were 100% leased.  In addition, the potential conversion of 1221 Coit Road into a data center, while not currently fully reflected in this estimated valuation, is an exciting opportunity that if completed could also significantly positively impact the Fund’s estimated valuation.  We are diligently working to secure new leases with quality tenants to increase net operating income and the ultimate value of our assets, to complete, market and sell development assets and to execute on other value creation strategies.  We are also trying to minimize expenses when possible.  In addition, as described in more detail in Item 1.01 of this Form 8-K, as of December 31, 2010 Behringer Harvard Holdings, LLC, the Fund’s sponsor, forgave $2.8 million in principal and related interest accrued thereon of its loan to the Fund, which after this forgiveness has a current balance of approximately $11.1 million in principal plus accrued interest on such amount.

Management of the Fund intends to use all reasonable efforts to realize value for the Fund’s limited partners when commercial real estate prices have normalized.  Therefore, as we have previously disclosed, the Fund has not been liquidated in its original estimated time frame, but rather will be liquidated in a time frame that the Fund’s general partners believe will provide more value to the Fund’s limited partners.

FORWARD LOOKING STATEMENTS

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false.  The Fund cautions investors not to place undue reliance on forward-looking statements, which reflect the Fund’s management’s view only as of the date of this Report.  The Fund undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.  Factors that could cause actual results to differ materially from any forward-looking statements made in this Report include changes in general economic conditions, changes in real estate conditions, construction costs that may exceed estimates, construction delays, increases in interest rates, lease-up risks, inability to obtain new tenants upon the expiration of existing leases, and the potential need to fund tenant improvements or other capital expenditures out of operating cash flow.  The forward-looking statements should be read in light of the risk factors identified in the “Risk Factors” section of the Fund’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC and the risks identified in Part II, Item 1A of its subsequent quarterly reports.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP

	By:	Behringer Harvard Advisors II LP
Co-General Partner

		By:	Harvard Property Trust, LLC
General Partner

Dated: January 18, 2011			By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President –
Corporate Development & Legal
and Secretary